CONFIDENTIAL TREATMENT REQUESTED

MANUFACTURING AND DISTRIBUTION AGREEMENT

This Manufacturing and Distribution Agreement (the “Agreement”), effective June 6, 2008 (the “Effective Date”), is between TG United Pharmaceuticals, Inc., a Florida corporation with offices at 16255 Aviation Loop, Brooksville, Florida 34604 (“Manufacturer”) and Neuro-Hitech, Inc., a Delaware corporation with offices at One Penn Plaza, Suite 1503, New York, NY 10019 (“Distributor”). TG United Labs, LLC, a Florida limited liability company, TG United, Inc., a Florida corporation, and TG United Liquid, Inc., a Florida corporation (collectively, the “Other TG United Companies”) join in this Agreement solely for the purposes set forth in Section 19.9 of this Agreement.

Manufacturer and Distributor agree as follows:

1. Definitions.

“Affiliate” of a party hereto shall mean any person, corporation or other entity, which controls, is controlling or is under common control with such party.

“Batch” means, with respect to solid doses, 500 bottles of 100 tablets per bottle and, with respect to liquid doses, 800 bottles of 16 ounces per bottle, in either case with such minor deviations as may occur from time to time.

“FDA” means the United State Food and Drug Administration or any successor.

“NDC” means national drug code number.

“Products” shall mean the branded products set forth on Attachment A hereto, all corresponding generics of the Products, and at the specific request of Distributor, any line extension or reformulations of the Products, each of which shall be deemed a separate “Product” for purposes hereof.

“Territory” shall mean the geographical area set forth in Attachment A-2 hereto.

“Contract Year” means each of the successive 12-month periods commencing on the Effective Date and ending on the next anniversary of the Effective Date.

2. Grant of Distributorship.

2.1 Manufacturer’s Exclusivity.

(a) Manufacturer hereby grants to Distributor for the Term (as defined in Section 3.1 of this Agreement) the exclusive right to purchase the Products from Manufacturer, and Distributor accepts such grant, subject to the limitations, terms and conditions stated in this Agreement. Subject to any increases permitted hereunder, the initial prices for the Products shall be as set forth on Attachment A-1 hereto.

(b) Notwithstanding the foregoing, in the event that Distributor fails to purchase in any Contract Year at least ten (10) Batches of each Product, then Manufacturer may, at its sole election, deliver to Distributor written notice thereof (a “Manufacturer Non-Exclusivity Notice”) within 60 days of the end of such Contract Year. Upon the delivery of a Manufacturer Non-Exclusivity Notice, Distributor shall have ten (10) business days during which to purchase such amount of such Product as to which a Manufacturer Non-Exclusivity Notice was delivered as would have resulted in Distributor purchasing ten (10) Batches of such Product for the Contract Year just-ended. If Distributor fails to make such purchase, then Manufacturer shall be permitted thereafter to manufacture such Product for, or sell such Product to, any other person, irrespective of whether such other person competes with Distributor. Notwithstanding the foregoing, but without limiting Manufacturer’s rights hereunder, it shall not be construed as a breach of this Agreement for which damages or injunctive relief shall obtain, for Distributor to fail to purchase at least ten (10) Batches of each Product.

(c) If Distributor shall purchase a Product in quantities other than Batches (as defined herein), the minimum purchase commitment set forth in Section 2.1(b) hereof required to maintain Manufacturer’s exclusivity shall be equitably adjusted to reflect the actual amounts purchased, it being the intent of the parties that the economic return to Manufacturer be not less than that as would have resulted from the purchase of such minimum quantity set forth in Section 2.1(b) hereof.

2.2 Distributor’s Exclusivity. Unless Distributor gives written notice to Manufacturer not later than 60 days prior to Distributor’s commencement thereof (a “Distributor Non-Exclusivity Notice”), Distributor shall not itself manufacture or have manufactured for it, or directly or indirectly sell, any products from third parties that are substantially similar to the Products. Distributor shall itself purchase products from third parties that are substantially similar to the Products only if Manufacturer (a) breaches its obligations to manufacture and deliver Products to Distributor in a timely and complete manner, (b) is unable to produce Products to required specifications or (c) is unable to produce Products at or below the per unit price offered by another manufacturer for the same or similar batch size (provided, when comparing per unit prices, consideration shall be given to any up-front, start up or development or other fees and expenses charged by such other manufacturer, which fees and expenses shall be pro rated among units purchased) and, in any such case, such breach or inability to produce Products continues for a period of 60 days following written notice thereof from Distributor. Upon delivery of a Distributor Non-Exclusivity Notice, Manufacturer shall be permitted thereafter to manufacture Products for, or sell Products to, any other person, irrespective of whether such other person competes with Distributor, and Distributor shall be permitted thereafter to have manufactured for it, or directly or indirectly sell, any products from third parties that are substantially similar to the Products.

2.3 Discounts.

(a) Until the aggregate amount of discounts given to Distributor by Manufacturer under this Section 2.3 equals four hundred thousand dollars ($400,000), Distributor shall receive a discount equal to twenty-five percent (25%) of the gross amount of each invoice delivered by Manufacturer to Distributor.

(b) Pursuant to that certain Consulting Agreement, dated the Effective Date, David Ambrose has agreed to use commercially reasonable efforts to propose to Distributor a certain number of pharmaceutical products for distribution by Distributor. For any such products which Distributor determines to launch and for which Manufacturer is engaged to manufacture on behalf of Distributor, Distributor shall receive a discount equal to ten percent (10%) of the gross amount of each invoice delivered by Manufacturer to Distributor with respect to such products until the aggregate amount of discounts given to Distributor in any Contract Year equals one hundred thousand dollars ($100,000).

2.4 Pricing. Distributor will have sole control over market pricing and strategy relating to Products purchased by Distributor. Distributor market and pricing decisions with respect to sales by Distributor will be independent of the price of Products as listed in Attachment A-1, which Product prices are subject to change as set forth in Section 6.2.

3.	Term and Renewal.

3.1 Term. This Agreement shall remain in effect for an initial term beginning on the Effective Date and ending on the fifth (5th) anniversary of the Effective Date (the “Initial Term”). This Agreement is subject to renewal for additional periods as set forth in Section 3.2 hereof (each a “Renewal Term” and together with the Initial Term, the “Term”).

3.2 Renewal. After the expiration of the Initial Term, Manufacturer and Distributor may, upon mutual written agreement, extend the term of this Agreement for additional, successive one (1) Contract Year terms. In the event Distributor desires to renew this Agreement, Distributor shall provide Manufacturer with written notice (“Notice of Renewal”) sixty (60) calendar days in advance of the expiration of the Initial Term or any Renewal Term. A Notice of Renewal shall contain a proposed revision to the minimum purchase commitment set forth in Section 2.1(b) hereof required to maintain Manufacturer’s exclusivity. Within 15 calendar days of receipt of the Notice of Renewal, Manufacturer and Distributor shall meet to negotiate such minimum quantity and the amount shall be agreed to in writing. If the parties fail to reach an agreement on such amounts by the commencement of the Renewal Term, the amounts for the preceding quarter shall remain in place and the parties shall seek to resolve such amounts for such Renewal Term in accordance with Section 19.8 of this Agreement.

3.3 New Products.

(a) In addition to the exclusivity provisions of Section 2.1 above, during the Term and as long as Distributor is not in material breach of this Agreement, Manufacturer will offer Distributor the right to become the exclusive distributor for any new pharmaceutical products constituting a branded product that Manufacturer has internally developed and can legally offer (a “New Product”). New Products shall be deemed to specifically exclude OTC Monograph products, ANDA’s and other generic products. Manufacturer’s offer will be on terms and conditions not less favorable to Distributor in any material respect than those terms which Manufacturer offers or is willing to offer to any other third party. Distributor will have 60 days from the date Manufacturer provides written notice of such New Product and such terms and conditions to exercise such right on the terms and conditions set forth in such notice. If Distributor acquires the exclusive right to distribute any such New Product, then such New Product shall be added to Attachment A-1 hereto and the parties shall agree on the minimum quantity of product to be purchased from Manufacturer during the first four full quarters of Distributor’s purchase thereof, which shall be set forth with such New Product on Attachment A-1. If the parties shall be unable to agree on such minimum quantity by the conclusion of such 60 day period, then Manufacturer shall be free to sell on a non-exclusive basis unless until such time as Manufacturer and Distributor agrees to a minimum quantity with respect to such New Product.

4. Certain Representations and Warranties of Manufacturer and Distributor.

Each of the Manufacturer and the Distributor represents and warrants to the other that, with respect to itself:

4.1 Authorization of Transaction. Such party has full and corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such party, enforceable in accordance with its terms and obligations. Such party need not give any notice to, make any filing with, or obtain authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

4.2 Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or the passage of time or both, (a) violate any constitution, statute, regulation, rule, injunction judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such party is subject or any provision of its respective charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such party is a party or by which it is bound or to which any of its assets is subject.

5. Distributor’s Duties.

Distributor shall:

(a) submit its non-cancelable orders for Products by written purchase order, it being agreed that the terms and conditions of Distributor’s standard purchase order form shall not apply to transactions pursuant to this Agreement;

(b) pay for such orders within 30 days from date of invoice in U.S. dollars and payment shall be made by wire transfer, check or letter of credit approved by Manufacturer; all prices are quoted FOB Brooksville, Florida, USA. Past due amounts not received within 30 days incur interest thereafter at the rate of 1.5% of the invoice amount per month;

(c) provide to its customers instructions in the use of the Products and field service for such Products in accordance with Product information provided by Manufacturer;

(d) use its commercially reasonable efforts to purchase the quantities of each Product set forth in Section 2.1;

(e) not give any warranties, above and beyond those in Section 10 hereto, to any end-use customers;

(f)  provide instruction and assistance on compliance with any regulatory and labeling requirements of the Territory; however, Manufacturer does not hereby delegate or attempt to delegate any of its federal and state regulatory and labeling obligations with respect to the Products;

(g) cooperate to a reasonable degree with Manufacturer to obtain any regulatory approval of the Products as required by the Territory;

(h) register all products with correct NDC’s and provide such information to Manufacturer.

6. Manufacturer’s Duties.

6.1  Manufacturer shall:

(a)  ship promptly Distributor’s orders for Products, FOB Brooksville, Florida, USA, at the prices set forth on Attachment A-1 hereto, subject to Section 6.2 hereof;

(b) adequately package and label Products to conform with any federal and state regulatory and labeling requirements of the Territory with respect to the Products; and

(c) products will be co-labeled with Manufacturer and Distributor information under Distributor’s NDC’s.

6.2  Manufacturer has the right to change the prices for Products at any time during the Term only to the extent of [*]; provided, however, that no such price change shall be effective without at least sixty (60) days prior notice by Manufacturer to Distributor and that during any calendar year, Manufacturer may not raise the price of Products sold to Distributor by any [*] for the prior calendar year.

7. Trademarks and Trade Names; Intellectual Property.

7.1 Any and all trademarks and trade names owned by Manufacturer or its Affiliates shall remain the property of Manufacturer or its Affiliates and nothing in this Agreement shall confer in Distributor any ownership in any trademarks or trade names owned by Manufacturer or its Affiliates. Trademarks and trade names owned by Manufacturer or its Affiliates in connection with the Products shall be used by Distributor only with reference to such Products and only in the manner approved by the Manufacturer. Any and all goodwill associated with Manufacturer’s trademarks and trade names used by Manufacturer or Distributor in connection with the Products shall belong to Manufacturer.

7.2 Any and all trademarks and trade names owned by Distributor or its Affiliates shall remain the property of Distributor or its Affiliates and nothing in this Agreement shall confer in Manufacturer any ownership in any trademarks or trade names owned by Distributor or its Affiliates. Trademarks and trade names owned by Distributor or its Affiliates in connection with the Products shall be used by Manufacturer only with reference to such Products and only in the manner approved by the Distributor. Any and all goodwill associated with Distributor’s trademarks and trade names used by Manufacturer or Distributor in connection with the Products shall belong to Distributor.

8. Industrial Property Rights; Confidentiality.

8.1  All technical and commercial information, data regarding processes and know-how furnished by Manufacturer to Distributor shall remain the property of Manufacturer, and Distributor shall not acquire any proprietary rights or other interests therein. Subject to the limitations listed below, all such information which is written or is in machine-readable (computer) form and which is marked “Confidential” or “Proprietary” shall be regarded as confidential information of Manufacturer; and any such information disclosed orally and as to which Manufacturer shall notify Distributor in writing that it is confidential within 30 days after disclosure to Distributor, shall also be considered confidential; and in each case, Distributor shall not disclose such information to any third party except to the extent such information:

(a)  is freely available to the public at the time it is disclosed or made available by Manufacturer or subsequently becomes freely available to the public other than by default of Distributor or any third party who owes an obligation of confidence to Manufacturer; or

(b)  was known to Distributor prior to it being disclosed or made available by Manufacturer;

8.2  If during the term of this Agreement, Distributor supplies to Manufacturer any confidential information relating to Distributor’s business activities, Manufacturer shall be bound by like obligations of confidence to those set out above in relation to that confidential information.

9. Infringement Claims.

Manufacturer shall defend at its own expense, any claim by way of suit or proceeding against Distributor for the infringement of third party patents or trademarks in respect of Products purchased from Manufacturer hereunder, and shall fully indemnify Distributor for any damages, costs or expenses incurred by Distributor in respect of any such claim provided that Distributor shall have given Manufacturer prompt written notice of any such claim and furnished Manufacturer with a copy of each communication relating thereto and give Manufacturer the requisite authority to defend or settle such claim.

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

10. Product Warranties.

MANUFACTURER WARRANTS THAT THE PRODUCTS WILL CONFORM TO MANUFACTURER’S STANDARD WARRANTY, IN THE FORM ANNEXED HERETO AS ATTACHMENT B (“WARRANTY”).

EXCEPT FOR MANUFACTURER’S WARRANTY, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCTS, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND MANUFACTURER WILL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY DISTRIBUTOR, ITS AFFILIATES, EMPLOYEES OR AGENTS OR ANY THIRD PARTY ON ACCOUNT OF OR ARISING FROM ANY OF THE PRODUCTS SOLD HEREUNDER OR THEIR USE, INCLUDING, BUT NOT LIMITED TO, ANY LIABILITY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR GOODWILL. DISTRIBUTOR HEREBY ACKNOWLEDGES THAT THE ONLY WARRANTY APPLICABLE TO THE PRODUCTS SHALL BE MANUFACTURER’S WARRANTY. MANUFACTURER SHALL AT ITS SOLE OPTION, ISSUE A CREDIT FOR OR REPLACE, AT NO CHARGE TO DISTRIBUTOR, ALL PRODUCTS RETURNED BY DISTRIBUTOR OR RETURNED BY CUSTOMERS TO DISTRIBUTOR WHICH DO NOT CONFORM TO MANUFACTURER’S WARRANTY.

11. Insurance.

Manufacturer and Distributor shall each maintain in full force and effect for the Term of this Agreement product liability insurance policies having substantially the coverages provided for in Attachment C and shall, upon reasonable request, provide each other evidence of such insurance.

12. Indemnification; Limitation of Liability.

12.1 In no event shall either party be liable to the other party or any other entity for any special, consequential, incidental, or indirect damages relating to or resulting from such party’s failure to perform its obligations under this Agreement, however caused, on any theory of liability, and notwithstanding any failure of essential purpose of any limited remedy. Notwithstanding the limitation of liability set forth above, Distributor will not be liable for any fines incurred solely as a result of Manufacturer’s failure to promptly ship Distributor’s orders for Products pursuant to Section 6.1(a) to this Agreement.

12.2 Each party agrees to indemnify, defend and hold the other (and its officers, directors, shareholders, agents and employees) harmless from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys’ fees (“Losses”) resulting from any claim, suit or action based upon harm or damages caused by the negligence or willful misconduct of such indemnifying party.

13. Regulatory Matters.

13.1  Product Recall. The parties shall immediately provide to each other in writing all information reasonably available relating to: (a) any incident relating to a Product that is subject to a recall, market withdrawal or correction; or (b) any Product that may require, whether based on a manufacturing defect, tampering or otherwise, a recall, field alert, product withdrawal or field correction arising from any defect. In the event Distributor or Manufacturer recalls any of the Products distributed by Distributor because such Products are believed to violate any provision of applicable law or were not manufactured in accordance with the required specifications, all costs and expenses of any such recall or other action determined to be necessary, including, without limitation, expenses or obligations to third parties, the cost of notifying customers and cost associated with the shipment of recalled Product from customers to Distributor to Manufacturer, shall be borne by the party whose negligent or defective manufacturing, processing, testing, packing or storage necessitated such action; provided, however, that Distributor shall not unilaterally recall any Product supplied by Manufacturer without first obtaining the consent of Manufacturer, which shall not be unreasonably withheld. Distributor shall maintain complete and accurate records, for such period as may be required by applicable law, of all the Products sold, or otherwise distributed, by it. The parties will cooperate fully with each other in effecting any recall of the Products, including communications with any purchasers or users. For the avoidance of doubt, Manufacturer shall not be liable for, or responsible for costs associated with, any general business returns of Products, expired Products, or any action taken by the U.S. Food & Drug Administration or any other governmental authority unless such action arises from manufacturing defects in the Products.

13.2  Customer Complaint Reporting. Distributor shall be responsible for notifying the appropriate federal, state, and local governmental authorities (United States or any country in the Territory, as the case may be) of any customer complaints or other occurrences regarding the Products which are required to be so reported. Distributor shall provide Manufacturer promptly with any information it receives regarding such occurrences.

13.3 Inspections. Manufacturer shall provide Distributor within 10 days information on any regulatory inspection of the Manufacturer’s manufacturing facilities, including providing Distributor copies of (i) any Form FDA-483 “Notice of Inspectional Observations” delivered by an FDA investigator or any similar notice delivered by any other regulatory authority, (ii) any response by the Manufacturer to any such notice, (iii) any Warning Letter or other letter delivered by the FDA or any other regulatory authority that affects the Products or the manufacture of the Products in any way, and (iv) any response to any such Warning Letter or other letter.

14. Termination.

14.1  Either party shall have the right to terminate this Agreement on written notice if the other (i) commits or suffers any act of bankruptcy or insolvency or (ii) within ninety (90) days after written notice of a material breach of this Agreement has been given, either fails to cure any such material breach which is capable of cure within thirty (45) days or has failed to commence a cure of any such material breach which is not capable of cure within thirty (45) days. Notwithstanding the foregoing, Manufacturer shall have the right to terminate this Agreement immediately if Distributor shall fail to pay any amount owed by Distributor to Manufacturer within 10 days after receipt of the notice of non-payment from Manufacturer.

14.2 This Agreement will survive a change in control of either party during the Term.

15. Effects of Termination.

On the termination of this Agreement, for whatever reason, (i) Manufacturer shall continue to honor Distributor’s orders for Products up to the effective date of termination, (ii) Distributor shall pay all past due invoices and shall pay for all undamaged, delivered Products in accordance with the terms and conditions of this Agreement, (iii) Distributor shall return to Manufacturer all promotional and all confidential information or other documents relating to the Products, (iv) Manufacturer shall return to Distributor all promotional and all confidential information or other documents relating to the Products, (v) Distributor shall cease to use all trademarks and trade names used by Manufacturer in connection with the Products and (vi) Manufacturer shall cease to use all trademarks and trade names used by Distributor in connection with the Products.

16. Nature of Relationship.

Distributor is an independent party and shall in no respect be or be deemed to be an employee, partner or co-venturer of Manufacturer or an agent of or subject to the authority of Manufacturer. Except as specifically authorized in writing, Distributor shall not be in any way authorized or empowered to bind Manufacturer.

17. Severability.

If any provision of this Agreement shall be void or unenforceable by reason of any applicable law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and, if necessary, so amended as may be necessary to give effect to the spirit of this Agreement so far as possible.

18. Force Majeure.

The obligations of each party to perform under this Agreement shall be excused during each period of delay caused by matters such as strikes, shortages of raw material, government orders, acts of terror or acts of God, which are reasonably beyond the control of the party whose obligation to perform is affected by such matters and such excuse from performance shall be coextensive with the cause of such delay.

19. Miscellaneous.

19.1 Notices. All notices required or permitted shall be in writing and shall be deemed given when received personally or by facsimile (when confirmation copy is sent by registered airmail, postage prepaid, or by such other method, including air courier) addressed as follows, or to such other person or address as may be designated by notice given in accordance with this Section to the other party:

If to Distributor:
Neuro-Hitech, Inc.
One Penn Plaza, Suite 1503,
New York, NY 10019
Attn: Matt Colpoys

with a copy to:

Arent Fox LLP
1050 Connecticut Ave, NW
Washington, DC 20036
Attention: Jeffrey E. Jordan, Esq.

If to Manufacturer:
TG United Labs, LLC
16255 Aviation Loop
Brooksville, Florida 34604
Attn: David Ambrose

with a copy to:

Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Matthew R. Burnstein, Esq.

19.2 Entire Agreement. This Agreement is the entire agreement between the parties hereto relating to this subject matter, there being no prior written or oral promises or representations not incorporated herein.

19.3 Applicable Law. This Agreement shall be governed by and construed under the laws of the State of New York without regard to the principles of conflicts of law. Subject to any statutes of repose or other statutory limitations period in effect under New York law, any claim by Distributor against Manufacturer shall be brought within one (1) year after Distributor first learns of such claim. Any controversy or claim arising in connection with this Agreement shall be finally settled in Tampa, Florida under the Rules of the American Arbitration Association by one or more arbitrators appointed in accordance with the said Rules and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

19.4 Amendments. No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

19.5 Existing Obligations. Each party represents and warrants to the other party that the terms of this Agreement do not violate any existing obligations or contracts of such party. Each party shall defend, indemnify and hold harmless the other party from and against any and all claims, demands, actions or causes of action, which allege any such violation.

19.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall transfer or assign its interests in this Agreement without the prior written consent of the other party.

19.7 Counterparts. For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

19.8 Disputes. If a dispute arises under this Agreement which cannot be resolved by the personnel directly involved, either party may give written notice to the other designating an executive officer with appropriate settlement authority to be its representative in negotiations relating to the dispute. Upon receipt of this notice, the other party shall, within five business days, designate an executive officer with similar authority to be its representative. The designated executive officers shall, following whatever investigation each deems appropriate, promptly enter into discussions concerning the dispute. If the dispute is not resolved as a result of such discussions within 30 days, such dispute shall be referred to final and binding arbitration before three arbitrators (one picked by each party, and those two picking the third neutral arbitrator) in accordance with the commercial rules of the American Arbitration Association. Unless the parties agree otherwise in writing, such arbitration shall be held in Tampa, Florida. The expense of arbitration shall be borne one-half (1/2) by Manufacturer and one-half (1/2) by Distributor. Each party shall pay the fees and expenses of its own counsel. Arbitration relative to any unresolved dispute must be commenced within two years after the cause of action has accrued.

19.9 Other TG United Companies. Manufacturer and the Other TG United Companies are, as of the date hereof, under common control. Each Other TG United Company acknowledges the representations, warranties and covenants made by Manufacturer in this Agreement, and each Other TG United Company covenants and agrees not to take any action that would make impossible or impracticable the performance by Manufacturer of this Agreement.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized representatives named below.

Neuro-Hitech, Inc.		TG United Pharmaceuticals, Inc.

By:	/s/ David Barrett	By:	/s/ David Ambrose
	Name: David Barrett		Name: David Ambrose
	Title: Chief Financial Officer		Title:

The following “Other TG United Companies” hereby join in this Agreement solely for the purposes set forth in Section 19.9 of this Agreement:

TG United Labs, LLC		TG United, Inc.

By:	/s/ David Ambrose	By:	/s/ David Ambrose
	Name: David Ambrose		Name: David Ambrose
	Title:		Title:

TG United Liquid, Inc.

By:	/s/ David Ambrose
Name: David Ambrose
Title:

ATTACHMENT A
PRODUCTS

ATTACHMENT A-1
PRICE OF EACH PRODUCT

Product	NDC #	Ingredients	Cost/100 stock bottle	Cost/1000 bulk/samples
Allfen	58605-0400-01	400mg Guaifenesin	[*]	[*]

Allfen CD	58605-0404-01	400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

Allfen CDX	58605-0405-01	400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Allfen DM	58605-0401-01	400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Ambifed	58605-0414-01	30mg Pseudoephedrine HCl 400mg Guaifenesin	[*]	[*]

Ambifed CD	58605-0420-01	30mg Pseudoephedrine HCl 400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

Ambifed CDX	58605-0421-01	30mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Ambifed DM	58605-0415-01	30mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Ambifed-G	58605-0416-01	20mg Pseudoephedrine HCl 400mg Guaifenesin	[*]	[*]

Ambifed-G CD	58605-0418-01	20mg Pseudoephedrine HCl 400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

Ambifed-G CDX	58605-0419-01	20mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Ambifed-G DM	58605-0417-01	20mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Cotab A	58605-0436-01	10mg Codeine Phosphate 4mg Chlorpheniramine Maleate	[*]	[*]

Cotab AX	58605-0437-01	20mg Codeine Phosphate 4mg Chlorpheniramine Maleate	[*]	[*]

Cotabflu	58605-0438-01	20mg Codeine Phosphate 4mg Chlorpheniramine Maleate 500mg Acetaminophen	[*]	[*]

Maxichlor DM	58605-0448-01	4mg Chlorpheniramine Maleate 20mg Dextromethorphan HBr	[*]	[*]

Maxichlor PEH	58605-0444-01	10mg Phenylephrine HCl 4mg Chlorpheniramine Maleate	[*]	[*]

Maxichlor PEH DM	58605-0445-01	10mg Phenylephrine HCl 4mg Chlorpheniramine Maleate 20mg Dextromethorphan HBr	[*]	[*]

Maxichlor PSE	58605-0442-01	60mg Pseudoephedrine HCl 4mg Chlorpheniramine Maleate	[*]	[*]

Maxichlor PSE DM	58605-0443-01	60mg Pseudoephedrine HCl 4mg Chlorpheniramine Maleate 20mg Dextromethorphan HBr	[*]	[*]

Maxifed	58605-0406-01	60mg Pseudoephedrine HCl 400mg Guaifenesin	[*]	[*]

Maxifed CD	58605-0410-01	60mg Pseudoephedrine HCl 400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

Maxifed CDX	58605-0411-01	60mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Maxifed DM	58605-0409-01	40mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Maxifed DMX	58605-0407-01	60mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Maxifed-G	58605-0408-01	40mg Pseudoephedrine HCl 400mg Guaifenesin	[*]	[*]

Maxifed-G CD	58605-0412-01	40mg Pseudoephedrine HCl 400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

Maxifed-G CDX	58605-0413-01	40mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Maxiflu CD	58605-0430-01	40mg Pseudoephedrine HCl 400mg Guaifenesin 10mg Codeine Phosphate 500mg Acetaminophen	[*]	[*]

Maxiflu CDX	58605-0431-01	60mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Codeine Phosphate 500mg Acetaminophen	[*]	[*]

Maxiflu DM	58605-0432-01	60mg Pseudoephedrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr 500mg Acetaminophen	[*]	[*]

Maxiphen	58605-0422-01	10mg Phenylephrine HCl 400mg Guaifenesin	[*]	[*]

Maxiphen CD	58605-0426-01	10mg Phenylephrine HCl 400mg Guaifenesin 10mg Codeine Phosphate	[*]	[*]

Maxiphen CDX	58605-0427-01	10mg Phenylephrine HCl 400mg Guaifenesin 20mg Codeine Phosphate	[*]	[*]

Maxiphen DM	58605-0423-01	10mg Phenylephrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr	[*]	[*]

Phenflu CD	58605-0433-01	10mg Phenylephrine HCl 400mg Guaifenesin 10mg Codeine Phosphate 500mg Acetaminophen	[*]	[*]

Phenflu CDX	58605-0434-01	10mg Phenylephrine HCl 400mg Guaifenesin 20mg Codeine Phosphate 500mg Acetaminophen	[*]	[*]

Phenflu DM	58605-0435-01	10mg Phenylephrine HCl 400mg Guaifenesin 20mg Dextromethorphan HBr 500mg Acetaminophen	[*]	[*]

* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and filed separately with the Securities and Exchange Commission.

ATTACHMENT A-2
TERRITORY:

United States (being the contiguous 48 states, Alaska, Hawaii, the District of Columbia, Puerto Rico and the other territories and possessions thereof)

ATTACHMENT B
LIMITED WARRANTY AND LIMITATION OF LIABILITY
WARRANTY

Manufacturer warrants and guarantees that, when delivered to distributor FOB Brooksville, Florida, the Product shall conform to Manufacturer’s registered specifications and guidelines with respect to the Products and shall not be adulterated or misbranded within the meaning of the Federal Food and Cosmetic and shall conform to all applicable regulations of the FDA (the “Limited Warranty”). EXCEPT FOR THE LIMITED WARRANTY, MANUFACTURER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND REGARDING THE PRODUCTS, EXPRESS, IMPLIED OR OTHERWISE, AND SPECIFICALLY DISCLAIMS: ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES (EXCEPT OF TITLE), EXPRESSED, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

TG UNITED LABS, LLC AND ITS DISTRIBUTORS SHALL IN NO EVENT BE LIABLE TO THE USER, OR TO ANY SUCCESSOR IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE THEREOF, ON ACCOUNT OF ANY TG UNITED LABS, LLC PRODUCT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THE SALE OR DELIVERY OF SUCH PRODUCT, OR ANY DEFECTS IN, OR FAILURE OF, OR MALFUNCTION OF THE PRODUCT INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOSS OF USE, LOST PROFITS OR REVENUE, INTEREST, LOST GOODWILL, INCREASED EXPENSES AND/OR CLAIMS OF CUSTOMERS OF THE USER, WHETHER OR NOT SUCH LOSS OR DAMAGE IS BASED ON CONTRACT, WARRANTY, NEGLIGENCE, INDEMNITY, STRICT LIABILITY OR OTHERWISE.

ATTACHMENT C
INSURANCE COVERAGES